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                                                                  EXHIBIT (a)(4)

                          OFFER TO PURCHASE FOR CASH
                     ALL ISSUED AND OUTSTANDING SHARES OF
                                 COMMON STOCK
                                      OF
                            FLUOR DANIEL GTI, INC.
                                      AT
                              $8.25 NET PER SHARE
                                      BY
                         TIGER ACQUISITION CORPORATION
                           A WHOLLY-OWNED SUBSIDIARY
                                      OF
                              THE IT GROUP, INC.

 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, DECEMBER 2, 1998, UNLESS THE OFFER IS EXTENDED.


                                                               November 3, 1998

To Brokers, Dealers, Commercial Banks,
Trust Companies And Other Nominees:

  We have been engaged to act as Information Agent in connection with the offer by Tiger Acquisition Corporation, a Delaware corporation ("Purchaser"), which is a newly-formed, wholly-owned subsidiary of International Technology Corporation, a Delaware corporation doing business as The IT Group, Inc. ("Parent"), to purchase all of the issued and outstanding shares of common stock, par value $.001 per share (the "Shares"), of Fluor Daniel GTI, Inc., a Delaware corporation (the "Company"), at $8.25 per Share, net to each tendering stockholder in cash, without interest, upon the terms and subject to the conditions set forth in Purchaser's Offer to Purchase dated November 3, 1998 (the "Offer to Purchase") and the related Letter of Transmittal (which, together with the Offer to Purchase, constitute the "Offer").

  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (A) THE SATISFACTION OR
     WAIVER OF CERTAIN CONDITIONS TO THE OBLIGATIONS OF PURCHASER AND THE COMPANY TO CONSUMMATE THE OFFER, INCLUDING RECEIPT BY PURCHASER AND
      THE COMPANY OF CERTAIN GOVERNMENTAL AND REGULATORY APPROVALS, AND
        (B) ON THE "MINIMUM SHARE NUMBER" (AS DEFINED IN THE OFFER TO
                           PURCHASE) BEING TENDERED.

  For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, or who hold Shares registered in their own names, we are enclosing the following documents:

    1. Offer to Purchase dated November 3, 1998;

    2. Letter of Transmittal to be used by stockholders of the Company in accepting the Offer and tendering Shares;

    3. Letter to Clients which may be sent to your clients for whose account you hold Shares in your name or in the name of your nominees, with space provided for obtaining such clients' instructions with regard to the Offer;

    4. Notice of Guaranteed Delivery to be used to accept the Offer if certificates for Shares are not immediately available or time will not permit all required documents to reach the Depositary prior to the Expiration Date (as defined in the Offer to Purchase) or if the procedures for book-entry transfer, as set forth in the Offer to Purchase, cannot be completed in a timely manner;

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    5. Guidelines for certification of taxpayer identification number on
  Substitute Form W-9; and

    6. Return envelope addressed to BankBoston, N.A., as Depositary.

  Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and pay for all of the Shares validly tendered pursuant to the Offer prior to the Expiration Date and not withdrawn in accordance with the provisions set forth in the Offer to Purchase. The term "Expiration Date" shall mean 12:00 Midnight, New York City time, on Wednesday, December 2, 1998, unless and until Parent, in its sole discretion (subject to restrictions set forth in the Offer to Purchase), shall from time to time have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Parent, shall expire.

  Parent reserves the right, in its sole discretion (but subject to the terms and conditions of the Offer to Purchase), to (i) from time to time extend the Offer for a period not to exceed ten (10) business days (as defined in the Offer to Purchase) after the previously scheduled Expiration Date of the Offer if at any scheduled Expiration Date any of the conditions to the Offer has not been satisfied or waived, (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchanges Commission or the Staff thereof applicable to the Offer and (iii) extend the Offer for any reason on up to two (2) occasions in each case for a period of not more than five (5) business days (as defined in the Offer to Purchase) beyond the latest Expiration Date that would be otherwise permitted under clause (i) or (ii) of this sentence if on such Expiration Date there shall have been tendered more than the number of Shares sufficient to satisfy the Minimum Condition (as defined in the Offer to Purchase) but less than 90% of the Shares, provided the Purchaser agrees to permanently waive certain conditions, as set forth in the Offer to Purchase.

  If all of the conditions to the Offer are not satisfied on any scheduled Expiration Date of the Offer then, provided that all such conditions are reasonably capable of being satisfied prior to December 31, 1998, Parent shall extend the Offer from time to time (each such individual extension not to exceed ten (10) business days) until such conditions are satisfied or waived, provided that Parent shall not be required to extend the Offer beyond December 31, 1998.

  Any extension by Parent shall be effective by giving oral or written notice of such extension to the Depositary. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the rights of a tendering stockholder to withdraw such stockholder's Shares. If Parent extends the Offer, or if Purchaser (whether before or after its acceptance for payment of Shares) is delayed in its payment for Shares or is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in the Offer to Purchase. However, the ability of Purchaser to delay payment for Shares that Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act.

  In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after either (a)(i) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares and any other required documents, has been timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase and (ii) either Share certificates for tendered Shares have been timely received by the Depositary at one of such addresses or such Shares have been timely delivered pursuant to the procedure for book-entry transfer set forth in the Offer to Purchase (and a Book-Entry Confirmation (as defined in the Offer to Purchase) timely received by the Depositary) or (b) the tendering stockholder has complied with the guaranteed delivery procedures set forth in the Offer to Purchase.

  Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than the Depositary and the Information Agent as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. However, Purchaser will upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding the enclosed materials to your clients.

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  Purchaser will pay or cause to be paid any stock transfer taxes payable on the transfer of Shares to it, except as otherwise provided in Instruction 6 of the enclosed Letter of Transmittal.

  YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT
12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, DECEMBER 2, 1998, UNLESS THE OFFER IS EXTENDED.

  In order to take advantage of the Offer, a duly executed and properly completed Letter of Transmittal and any other required documents should be sent to the Depositary and certificates representing the tendered Shares should be delivered, or such Shares should be tendered by book-entry transfer, all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

  If holders of Shares wish to tender, but it is impracticable for them to forward their certificates or other required documents prior to the expiration of the Offer, a tender may be effected by following the guaranteed delivery procedures specified under Section 2 in the Offer to Purchase.

  Any inquiries you may have with respect to the Offer should be addressed to MacKenzie Partners, Inc. at its address and telephone number set forth on the back cover page of the Offer to Purchase.

  Additional copies of the enclosed materials may be obtained from the undersigned, MacKenzie Partners, Inc., at (212) 929-5500 or (800) 322-2885.


                                          Very truly yours,

                                          MacKenzie Partners, Inc.

Enclosures

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON BEING DEEMED AN AGENT OF PURCHASER, THE DEPOSITARY, THE INFORMATION AGENT OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED AND THE STATEMENTS CONTAINED THEREIN.

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